Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)
Primary Offering:
Common Stock, par value $0.001 per share(2)	20,000,000	$ 5.00 (3)	$100,000,000	$14,760
Common stock, par value $0.001 per share, held by Selling Shareholders (4) (8)	1,055,438	$5.00	$5,277,190	$778.91
Common stock issuable upon conversion of convertible promissory notes (7)	2,197,706	$2.2751	$5,000,000.92	$738.00
Common stock issuable upon exercise of warrants issued in connection with convertible promissory notes (6) (8)	1,092,260	$2.2751	$2,485,000.73	$366.79
Total	24,345,404		$112,762,191.65	$16,643.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”), that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents the issuance of up to 20,000,000 shares of common stock, an equivalent value in preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units in one or more offerings of up to $100,000,000 in the aggregate of the securities identified herein from time to time in one or more offerings.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the exercise price of five dollars ($5.00) per share of Common Stock.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Stock on February 12, 2024, as reported on The Nasdaq Global Market.
(5)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00014760.
(6)	Calculated by number of outstanding warrants by the exercise price of $2.2751 those warrants held by certain Selling Shareholders.
(7)	The Company has $5,000,000 in outstanding convertible notes which are convertible at $2.2751 per share. Calculated by dividing the total outstanding convertible notes by the conversion price.
(8)	Calculated by number of outstanding shares held by Selling Shareholders who are officers, directors, employees, and consultants.